Exhibit 4.1

NUMBER Netclass Technology Inc. SHARES CERT.9999 *******9,000,000,000******* INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS CUSIP 999999ZZ9 $0.00025 PAR VALUE CLASS A ORDINARY SHARES CLASS A ORDINARY SHARES THIS CERTIFIES THAT * SPECIMEN * Is The Owner of * NINE BILLION AND 00/100 * FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A ORDINARY SHARES OF Netclass Technology Inc. Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Dated: JANUARY 01, 2009 COUNTERSIGNED AND REGISTERED: VSTOCK TRANSFER, LLC Transfer Agent and Registrar Chief Executive Officer By:____________________________ AUTHORIZED SIGNATURE